Exhibit 99.1

Dicerna Reports First Quarter 2016 Financial and Operational Results

Management to Host Conference Call Today at 4:30 p.m. ET

CAMBRIDGE, Mass., May 9, 2016 — Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA), a leading developer of investigational RNA interference (RNAi) therapeutics, today reported financial and operational results for the first quarter ended March 31, 2016.

“We continue to achieve milestones across our portfolio of opportunities, including program launches with our DsiRNA-EX Conjugate technology, as well as our DCR-PH1 and DCR-MYC clinical programs,” said Douglas M. Fambrough, Ph.D., president and chief executive officer of Dicerna. “We look forward to sharing new preclinical data for our conjugate programs as well as further updates on our clinical programs at our upcoming Investor Day.”

Technology Update

Subcutaneous delivery to the liver with DsiRNA-EX Conjugates: Dicerna’s Dicer substrate short interfering RNA extended (DsiRNA-EX) Conjugates are proprietary RNAi therapeutic candidates rationally designed to enable convenient subcutaneous delivery for Dicerna’s emerging pipeline of liver-targeted RNAi investigational therapies. These conjugates do not involve lipid nanoparticles and are built on the DsiRNA-EX platform, using an extension to one end of the double-stranded DsiRNA molecule. These extensions are unique to Dicerna and utilize proprietary RNA structures that enable a differentiated and independent approach to subcutaneous delivery of RNAi-inducing therapeutics.

•	Dicerna is enhancing and extending the potency and reach of its DsiRNA-EX Conjugate technology, and has now achieved an IC50 level as low as 0.1 mg/kg in mice, generating greater than 90% gene knockdown at a dose of 1 mg/kg. Dicerna believes that potency in this range will translate into simple, infrequent single-shot dosing regimens in patients.

•	Dicerna will present extensive preclinical data for its DsiRNA-EX Conjugate programs, including non-human primate data against multiple gene targets, at the Company’s first Investor Day on June 29, 2016 in New York City.

•	Dicerna is on track to launch three DsiRNA-EX Conjugate programs in 2016, including an ongoing subcutaneous program for the treatment of primary hyperoxaluria that is advancing into IND-enabling studies.

•	Dicerna’s emerging library of DsiRNA-EX Conjugate molecules encompasses subcutaneously administered inhibitors for more than a dozen liver disease gene targets at various levels of optimization. These gene targets are in the fields of rare diseases as well as chronic liver disease, cardiovascular disease, and viral infectious disease. We expect these emerging programs will enable Dicerna to build a deep and broad pipeline of liver-targeted therapies, and create extensive opportunity for partnership and collaboration leading to additional program launches.

Rare Disease Program Update

DCR-PH1: DCR-PH1 is an intravenously infused DsiRNA-EX-based therapeutic candidate for primary hyperoxaluria type 1 (PH1), a severe, rare genetic disease of liver metabolism that often results in life-threatening damage to the kidneys. In a genetic mouse model of PH1, DCR-PH1 knocked down the activity of the HAO1 gene transcript that encodes for the enzyme glycolate oxidase, thereby significantly reducing the production of oxalate, the key mediator of disease pathology in PH1. Similar results, if obtained in PH1 patients, may have significant clinical benefit. In non-human primate studies, a single dose of DCR-PH1 led to an average of 84% knockdown of the HAO1 gene transcript. The DCR-PH1 clinical program consists of the following studies:

•	PHYOS: During the fourth quarter of 2015, Dicerna initiated PHYOS (Primary Hyperoxaluria Observational Study), an international, multicenter, observational study in patients with a genetically confirmed diagnosis of PH1. PHYOS is designed to measure biomarkers implicated in PH1 and to identify patients who may be eligible for the Phase 1 trial of DCR-PH1.

•	Healthy Volunteer Study: Dicerna continues to enroll in DCR-PH1-102, a Phase 1 dose escalation trial of DCR-PH1 in healthy volunteers. The primary objective of this study is to determine the safety profile of DCR-PH1 in healthy volunteers in order to support dosing of PH1 patients in the United States. This trial was initiated in the fourth quarter of 2015.

•	PH1 Patient Study: During the second quarter of 2016, Dicerna initiated DCR-PH1-101, a Phase 1 dose escalation trial in PH1 patients, in Germany. Dicerna anticipates initiating additional sites in Europe and the United States during the second-half of 2016. The primary objective of this study is to determine the safety and tolerability of single ascending doses of DCR-PH1, and secondary objectives include measurement of the drug’s PK properties, and corresponding PD measurements of oxalate (associated with disease progression) and glycolate (a marker of DCR-PH1 activity). Dicerna expects to complete this trial in the first half of 2017.

Oncology Program Update

DCR-MYC: DCR-MYC is a potent and specific inhibitor of MYC, an oncogene frequently amplified or overexpressed in a wide variety of tumor types, including hepatocellular carcinoma (HCC). MYC has long been considered “undruggable” with small molecule and antibody technologies. DCR-MYC is a Dicer substrate short interfering RNA (DsiRNA)-based therapeutic formulated in Dicerna’s EnCore™ lipid nanoparticle for delivery to solid tumors. In preclinical studies, DCR-MYC knocked down MYC transcript levels and significantly reduced tumor volume in multiple mouse tumor models, including models of HCC. DCR-MYC is currently being tested in two ongoing clinical trials.

Phase 1 DCR-MYC Trial in Solid Tumors

•	Having established safety at 1.0 mg/kg, Dicerna has initiated two expansion cohorts of this Phase 1 clinical trial. The first expansion cohort is enrolling patients with low-to-intermediate grade pancreatic neuroendocrine tumors (PNETs) having failed one or two lines of prior therapy. The second expansion cohort will enroll patients who will undergo pre- and post-treatment biopsies in order to directly assess molecular markers of RNAi activity against the MYC transcript. Direct observation of RNAi activity of DCR-MYC, combined with observations both of anti-tumor activity and inhibition of FDG uptake in tumors, will establish proof-of-concept for the RNAi-based mechanism of action of DCR-MYC. The Company expects to have these proof-of-concept data in 2016.

Phase 1 DCR-MYC Trial in Hepatocellular Carcinoma (HCC)

•	In December 2014 Dicerna initiated a Phase 1b/2 clinical trial of DCR-MYC in patients with advanced HCC. As of April 26, 2016, 19 patients have been treated with DCR-MYC in six cohorts. The current dosing level is 0.85 mg/kg. While an objective response based on modified Response Evaluation Criteria in Solid Tumors (mRECIST) has not been observed, a reduction in circulating alpha-fetoprotein level, a marker associated with anti-tumor activity, has been observed. The trial continues with dose escalation. Dicerna expects to have preliminary data from the HCC trial by the end of 2016.

Corporate Update

Dicerna announces today that it plans to host an Investor Day on June 29, 2016 in New York City to present new preclinical data for its emerging pipeline of DsiRNA-EX Conjugate programs, as well as an update on its PH1 and oncology clinical programs.

Financial Results

•	Cash Position – As of March 31, 2016, the Company had $80.6 million in cash and cash equivalents and held-to-maturity investments as compared to $94.6 million in cash and cash equivalents and held-to-maturity investments as of December 31, 2015. In addition, the Company had $1.1 million of restricted cash, which reflects collateral securing its lease obligations.

•	R&D Expenses – Research and development (R&D) expenses for the first quarter were $11.3 million, compared to $8.7 million for the same period in 2015. The increase in R&D expenses was due primarily to increased expenses related to discovery and early development of future programs including development of the DsiRNA-EX Conjugate delivery platform, increases in clinical activities from initiating additional studies in PH1, increased employee-related expenses primarily due to additional hiring during the period, along with stock-based compensation, and increased occupancy costs.

•	G&A Expenses – General and administrative (G&A) expenses for the first quarter were $4.5 million, compared to $5.4 million for the same period in 2015. The decrease in these costs was primarily due to stock-based compensation and payroll related cost savings, and a decrease in costs related to the facility move incurred in the first quarter of 2015.

•	Net Loss – Net loss for the first quarter was $15.7 million compared to a net loss of $14.1 million for the same period in 2015.

For more detailed information and analysis see the Company’s Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission (SEC) on May 9, 2016.

Guidance

Based on Dicerna’s current cash position and operating plan, the Company reiterates its expectation that it has sufficient cash to fund operations for at least the next 12 months. This estimate assumes no additional funding from new partnership agreements or debt or equity financing events.

Conference Call

Management will conduct a conference call at 4:30 p.m. ET today to review the Company’s first quarter 2016 financial results and provide a general business update. The conference call can be accessed by dialing (855) 453-3834 or (484) 756-4306 (international), and referencing conference ID 92953440 prior to the start of the call. The call will also be webcast live over the Internet and can be accessed on the “Events & Presentations” page under the “Investors & Media” section of the Dicerna Pharmaceuticals website, www.dicerna.com, prior to the event. A replay of the call will be available beginning at 7:30 p.m. ET on May 9, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406, and refer to conference ID 92953440. The webcast will also be archived on the Company’s website.

About Dicerna Pharmaceuticals, Inc.

Dicerna Pharmaceuticals, Inc., is an RNA interference-based biopharmaceutical company focused on the discovery and development of innovative treatments for rare, inherited diseases involving the liver, for other therapeutic areas in which the liver plays a key role, and for cancers that are genetically defined. The Company is using its proprietary RNA interference (RNAi) technology platform to build a broad pipeline in these therapeutic areas. In many cases, Dicerna is pursuing targets that have historically been difficult to inhibit using conventional approaches, but where connections between targets and diseases are well understood and documented. The Company intends to discover, develop, and commercialize these novel therapeutics either on its own or in collaboration with pharmaceutical partners. For more information, please visit www.dicerna.com.

About DCR-PH1

DCR-PH1 is being developed by Dicerna for the treatment of PH1 by addressing its pathology through the targeting and destruction of the messenger RNA (mRNA) produced by the HAO1 gene. HAO1 encodes glycolate oxidase (GO), an upstream enzyme involved in the production of oxalate, the mediator of pathogenesis and progression of PH1. Preclinical studies have shown that DCR PH1 inhibited HAO1 and significantly increased levels of glycolate and reduced levels of urinary oxalate.

DCR-PH1 incorporates small interfering RNA (siRNA) formulated in a proprietary lipid nanoparticle (LNP) technology that is being investigated as a system for efficient delivery to the liver after intravenous (IV) administration. Dicerna obtained rights to this delivery technology through a licensing agreement with Arbutus Biopharma Corporation, formerly known as Tekmira Pharmaceuticals Corporation.

Add Cautionary Note on Forward-Looking Statements

This press release includes forward-looking statements, including, for example, our expected timeline of development and licensing plans. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements. Applicable risks and uncertainties include those relating to our clinical and preclinical research and other risks identified under the heading “Risk Factors” included in our most recent Form 10-Q filing and in other future filings with the SEC. The forward-looking statements contained in this press release reflect Dicerna’s current views with respect to future events, and Dicerna does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Dicerna Pharmaceuticals, Inc.

Consolidated Balance Sheets (unaudited)

(In thousands)

	March 31,	December 31,
	2016	2015
Cash and cash equivalents	$27,614	$56,058
Held-to-maturity investments	$53,031	$38,551
Total assets	$85,544	$100,023
Total liabilities	$7,364	$9,001
Total stockholders’ equity	$78,180	$91,022

Dicerna Pharmaceuticals, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2016	2015
Operating expenses:
Research and development	$11,264	$8,692
General and administrative	4,484	5,445

Total operating expenses	15,748	14,137
Loss from operations	(15,748)	(14,137)
Other income (expense), net	55	53

Net loss	$(15,693)	$(14,084)

Net loss per share - basic and diluted	$(0.76)	$(0.79)
Weighted average shares outstanding - basic and diluted	20,646,793	17,815,515

Investor Contact:

Rx Communications Group

Melody Carey, 917-322-2571

mcarey@rxir.com

Media Contact:

SmithSolve

Alex Van Rees, 973-442-1555 ext. 111

alex.vanrees@smithsolve.com